Exhibit 10.38

TRANSACTION BONUS AGREEMENT

TRANSACTION BONUS AGREEMENT (this “Agreement”) made and entered into in Plano, Texas, by and between LCI Holding Company, Inc. (the “Company”), a Delaware corporation, LifeCare Holdings, Inc., a Delaware corporation (the “Principal Subsidiary”) with its principal place of business at 5560 Tennyson Parkway, Plano, TX 75024, and Erik C. Pahl, of Addison Texas (the “Employee”), effective as of the 28th day of February 2010.

WHEREAS, the operations of the Company and its subsidiaries are a complex matter requiring direction and leadership in a variety of arenas, including financial, strategic planning, regulatory, community relations and others;

WHEREAS, the Employee is possessed of certain experience and expertise that qualify him to provide the direction and leadership required by the Company and its subsidiaries; and

WHEREAS, in furtherance of Employee’s continued employment by the Company or the Principal Subsidiary, the Company desires to make available to the Employee a one-time transaction bonus opportunity on the terms, and subject to the conditions, set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1. Transaction Bonus Opportunity. For so long as the Employee remains employed by the Company or the Principal Subsidiary, the Employee shall be eligible to earn a one-time bonus (the “Transaction Bonus”) following a Change of Control based upon the Transaction Proceeds actually received by Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P. in respect of their total cash investment in the Company. Any Transaction Bonus earned under this Agreement shall be payable not later than two and one half months following the end of the fiscal year in which such Change of Control occurs. The amount of any Transaction Bonus (and whether it is payable in cash or in securities) shall be determined in accordance with the schedule set forth on Exhibit A and any amount of such Transaction Bonus earned in respect of Transaction Proceeds that are received after the closing date of a Change of Control shall become payable by the Company to Employee only upon receipt by Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P. of such Transaction Proceeds.

2. Definitions. For purposes of this Agreement, the following definitions apply:

(a) “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority, contract or equity interest.

(b) “Board” means the Board of Directors of the Company.

(c) “Change of Control” means the occurrence, after the date hereof, of any of the following:

(i) the sale, lease or transfer (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its direct and indirect subsidiaries, taken as a whole, to any Person other than one or more Permitted Holders;

(ii) the Board’s adoption of a plan relating to the liquidation or dissolution of the Company; or

(iii) the acquisition by (x) any Person (other than one or more Permitted Holders and other than in connection with the initial public offering of the Company’s Common Stock) or (y) any Persons (other than one or more Permitted Holders and other than in connection with the initial public offering of the Company’s Common Stock) that together (A) are a group (within the meaning of Section 13(d)(3), Section 14(d)(2) of the Securities Exchange Act of 1934, as amended, or any successor provision) or (B) are acting, for purposes of acquiring, holding or disposing of securities, as a group (within the meaning of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, or any successor provision), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or any successor provision), of more than 50% or more of the total voting power of the common stock of the Company (or the surviving company of such merger, consolidation or other business combination transaction, as applicable).

(d) “Permitted Holders” means, directly or indirectly, (i) TC Group, L.L.C., Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P. and their affiliates (but excluding any portfolio companies of the foregoing) and (ii) any members of the management of the Company on the date hereof and their respective affiliates.

(e) “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

(f) “Transaction Proceeds” means the cumulative total of all consideration (whether cash or securities) actually received by Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P. (whether received before, on or after the closing date of the Change of Control) in respect of their total cash investment in the Company, excluding, for the avoidance of doubt, management or similar fees paid to affiliates of Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P. Any securities included in Transaction Proceeds shall be deemed to have the value attributed to such securities in the Change of Control (as determined by the Board in good faith).

3. Withholding. All payments made by the Company or the Principal Subsidiary under this Agreement shall be reduced by any tax or other amounts required to be withheld under applicable law.

4. Assignment. Neither the Company nor the Employee may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Employee in the event that the Employee is transferred to a position with any of the Company’s subsidiaries or in the event that the Company shall hereafter affect a reorganization, consolidate with, or merge into, any person or entity or transfer all or substantially all of its properties or assets to any person or entity. This Agreement shall inure to the benefit of and be binding upon the Company, the Principal Subsidiary and the Employee, their respective successors, executors, administrators, heirs and permitted assigns.

5. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Employee and by an expressly authorized representative of the Company.

6. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

7. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

8. Obligations of the Company and the Principal Subsidiary. Each of the Company and the Principal Subsidiary shall be jointly and severally liable for any payment obligation of the Company or the Principal Subsidiary pursuant to this Agreement. In connection with a Change of Control, the Company and the Principal Subsidiary shall require any successor entity to the Company or the Principal Subsidiary, as applicable, to expressly assume and agree to perform this Agreement in accordance with the terms hereof.

9. Entire Agreement. This Agreement, including the exhibit attached hereto which is incorporated herein, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior communications, agreements and understandings, whether written or oral, with respect to the subject matter hereof.

10. Governing Law. This is a Texas contract and shall be construed and enforced under and be governed in all respects by the laws of the State of Texas, without regard to the conflict of laws principles thereof.

11. Code Section 409A Compliance. The payments described in this Agreement are intended either to comply with the requirements of Code Section 409A and the treasury regulations and other guidance issued thereunder, as in effect from time to time, to the extent they are subject to Code Section 409A, or to be exempt from such requirements, regulations and guidance (where an exemption is available), and shall be construed accordingly. To the extent a payment provided for in any provision of this Agreement does not qualify for an exemption and is contrary to or fails to comply with the requirements of Code Section 409A and related treasury regulations, this Agreement shall be construed and administered as necessary to comply with such requirements to the extent allowed under applicable treasury regulations until this Agreement is appropriately amended to comply with such requirements, to the extent allowed under applicable treasury regulations.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company and the Principal Subsidiary, by a duly authorized representative thereof, and by the Employee, as of the date first above written.

THE EMPLOYEE:	LCI HOLDING COMPANY, INC.

/s/ Erik C. Pahl	By:	/s/ G. Wayne McAlister
Erik C. Pahl	Name:	George Wayne McAlister
	Title:	CEO

LIFECARE HOLDINGS, INC.

	By:	/s/ G. Wayne McAlister
	Name:	George Wayne McAlister
	Title:	CEO

Exhibit A

Transaction Bonus Opportunity

Multiple of Money[1]	Transaction Bonus[2]
<[ ]	$	[	]
≥[ ] but <[ ]	$	[	]
≥[ ] but <[ ]	$	[	]
≥[ ] but <[ ]	$	[	]
≥[ ] but <[ ]	$	[	]
≥[ ] but <[ ]	$	[	]
≥[ ]	$	[	]

[1]

Determined as Transaction Proceeds actually received by Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P. as a multiple of their total cash investment in the Company, excluding, for the avoidance of doubt, management or similar fees paid to affiliates of Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P.

[2]

In the event that the amount of Transaction Proceeds used to satisfy the multiple of money condition set forth in this Exhibit A includes any securities, the Company, in its sole discretion, may elect to pay the Transaction Bonus in a combination of cash and such securities. In such event and for purposes of determining the amount of securities to be paid out in respect of the Transaction Bonus, such securities will be deemed to have the value given to them for purposes of the Change of Control that resulted in the Transaction Bonus becoming payable (as determined by the Board in good faith) and the amount of securities to be received in respect of the Transaction Bonus will not exceed the portion of the Transaction Bonus equal to a fraction, the numerator of which equals the dollar value of all securities included in the Transaction Proceeds, and the denominator of which equals the dollar value of the total Transaction Proceeds upon which the amount of the Transaction Bonus was determined.

In the event of a Change of Control that (i) does not result in a Transaction Bonus becoming payable under this Agreement above the <[        ] level (whether at the closing of such Change of Control or following such closing), and (ii) either (A) any portion of the Transaction Proceeds includes securities of the surviving entity of the Change of Control, or (B) the Company is the surviving corporation of such Change of Control and either Carlyle Partners IV, L.P. or CP IV Coinvestment, L.P. retains an equity ownership interest in the Company following such Change of Control, then this Agreement shall remain in effect following that Change of Control such that the Employee will be eligible to earn a Transaction Bonus on the terms set forth in this Agreement (but calculated and paid net of the dollar value of the Transaction Bonus paid to such Employee in respect of that Change of Control at the <[        ] level) based upon the Transaction Proceeds actually received by Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P. in a subsequent Change of Control involving the surviving entity of such Change of Control (in the case where clause (ii)(A) above is applicable) or in a subsequent Change of Control involving the Company (in the case where clause (ii)(B) above is applicable). In the event of a Change of Control in which clauses (i) and (ii)(A) above are applicable, the surviving entity of such Change of Control shall expressly assume the obligations in respect of the Transaction Bonus applicable to such surviving entity as described in this Agreement.